-----------------------------------------------------------------------------

                          AUCTION AGENT AGREEMENT

                                  between

                  THE BLACKROCK NEW YORK INSURED MUNICIPAL
                            2008 TERM TRUST INC.

                                    and

                           BANKERS TRUST COMPANY



                       Dated as of November 23, 1992


 Relating to Auction Rate Municipal Preferred Stock (the "Preferred Shares")
                          Series F28 and Series F7


                                     of


                       THE BLACKROCK NEW YORK INSURED
                       MUNICIPAL 2008 TERM TRUST INC.

-----------------------------------------------------------------------------



         THIS AUCTION AGENT AGREEMENT dated as of November 23, 1992, between THE BLACKROCK NEW YORK INSURED MUNICIPAL 2008 TERM TRUST INC., a Maryland corporation (the "Company"), and BANKERS TRUST COMPANY, a New York banking corporation. The Company proposes to duly authorize and issue 855 shares of Auction Rate Municipal Preferred Stock, Series F28, with a par value of $.01 per share and a liquidation preference of $50,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) plus the premium, if any, resulting from the designation of a Premium Call Period ("Series F28 Preferred Shares") and 855 shares of Auction Rate Municipal Preferred Stock, Series F7, with a par value of $.01 per share and a liquidation preference of $50,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) plus the premium, if any, resulting from the designation of a Premium Call Period ("Series F7 Preferred Shares") both pursuant to the Company's Articles Supplementary (as defined below). The Series F28 Preferred Shares and the Series F7 Preferred Shares are sometimes herein together referred to as the "Preferred Shares."

         A separate Auction (as defined below) will be conducted for each series of Preferred Shares. The Company desires that Bankers Trust Company perform certain duties as agent in connection with each Auction of Preferred Shares (the "Auction Agent") and as the transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the Preferred Shares (the "Paying Agent") upon the terms and conditions of this Agreement, and hereby appoints Bankers Trust Company as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the "Auction Agent" except in Sections 3 and 4 below).

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Auction Agent agree as follows:

         1.   Definitions and Rules of Construction.

              1.1 Terms Defined by Reference to Articles Supplementary Capitalized terms not defined herein shall have the respective meanings specified in the Articles Supplementary.

              1.2 Terms Defined Herein. As used herein and in the Settlement Procedures (as defined below), the following terms shall have the following meanings, unless the context otherwise requires:

                   (a) "Affiliate" shall mean any Person made known to the Auction Agent to be controlled by, in control of or under common control with, the Company, or its successors.

                   (b) "Agent Member" of any Person shall mean such Person's agent member of the Securities Depository who is identified as such in such Person's Purchaser's Letter.

                   (c) "Articles Supplementary" shall mean the Articles Supplementary of the Company, establishing the powers, preferences and rights of the Series F28 Preferred Shares and the Series F7 Preferred Shares filed on November 18, 1992 in the Office of the State Department of Assessments and Taxation of the State of Maryland.

                   (d) "Auction" shall have the meaning specified in
Section 2.1 hereof.

                   (e) "Auction Procedures" shall mean the Auction Procedures that are set forth in Paragraph 11 of the Articles
Supplementary.

                   (f) "Authorized Officer" shall mean each Senior Vice President, Vice President, Assistant Vice President, Trust Officer and Assistant Secretary and Assistant Treasurer of the Auction Agent assigned to its Corporate Trust and Agency Group and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a communication to the Company.

                   (g) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Annex A.

                   (h) "Company Officer" shall mean the Chairman, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Company and every other officer or employee of the Company designated as a "Company Officer" for purposes hereof in a notice from the Company to the Auction Agent.

                   (i) "Holder" shall be a holder of record of one or more shares of Series F28 Preferred Shares or Series F7 Preferred Shares, as the case may be, listed as such in the stock register maintained by the Paying Agent pursuant to Section 4.6.

                   (j) "Purchaser's Letter" shall mean a letter addressed to the Company, the Auction Agent and a Broker-Dealer, substantially in the form attached to the Broker-Dealer Agreement as Annex A.

                   (k) "Settlement Procedures" shall mean the Settlement Procedures attached to the Broker-Dealer Agreement as Exhibit B.

              1.3 Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

                   (a) Words importing the singular number shall include the plural number and vice versa.

                   (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                   (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

                   (d) All references herein to a particular time of day shall be to New York City time.

         2.   The Auction.

              2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures. (a) The Articles Supplementary provide that the Applicable Rate on Series F28 Preferred Shares or Series F7 Preferred Shares, as the case may be, for each Dividend Period therefor after the Initial Dividend Period shall be the rate per annum that a commercial bank, trust company, or other financial institution appointed by the Company advises results from implementation of the Auction Procedures. The Board of Directors of the Company has adopted a resolution appointing Bankers Trust Company as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for the Series F28 Preferred Shares or the Series F7 Preferred Shares, as the case may be, for the next Dividend Period therefor. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

                   (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

              2.2 Preparation for Each Auction; Maintenance of Registry of Beneficial Owners. (a) At the time of closing of the initial issuance and sale of the Preferred Shares (the "Closing"), the Company shall provide the Auction Agent with a list of initial Broker-Dealers previously approved by the Auction Agent and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each such Broker-Dealer. Subsequent to the Closing and pursuant to Section 2.5(b) and subject to Section 2.5(c) hereof, the Auction Agent may, from time to time, designate additional Broker Dealers. The Auction Agent shall keep the list of Broker Dealers current and accurate, and shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, whose most recent Order was submitted by a Broker-Dealer on such list and resulted in such Existing Holder continuing to hold or purchasing Preferred Shares. Not later than seven days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Auction Agent shall notify the Company in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Auction Agent shall have entered into a Broker-Dealer Agreement with such additional Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

                   (b) (i) In the event that the Auction Date for any Auction shall be changed after the Auction Agent shall have given the notice referred to in clause (vii) of Paragraph (a) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 A.m. on the new Auction Date or 9:15 A.m. on the old Auction Date.

                       (ii) If, after the date of this Agreement, there is any change in the prevailing rating of Preferred Shares by either of the rating agencies (or substitute or successor rating agencies) referred to in the definition of the Maximum Applicable Rate, thereby resulting in any change in the corresponding percentage for the Preferred Shares, as set forth in said definition (the "Percentage"), the Company shall notify the Auction Agent in writing of such change in the Percentage prior to 9:00 A.m. on the Auction Date for Preferred Shares next succeeding such change. The Percentage for the Preferred Shares on the date of this Agreement is 110%. The Auction Agent shall be entitled to rely on the last Percentage of which it has received notice from the Company (or, in the absence of such notice, the Percentage set forth in the preceding sentence) in determining the Maximum Applicable Rate as set forth in Section 2.2(e)(i) hereof.

                   (c) With respect to each Dividend Period that is a Special Dividend Period, on or prior to the fourth day but not more than seven days prior to an Auction Date for each series of the Preferred Shares, the Company may, at its sole option and to the extent permitted by law, by telephonic and written notice (a "Request for Special Dividend Period") to the Auction Agent and to each Broker-Dealer, request that the next succeeding Dividend Period for such series of Preferred Shares will be a number of days (other than 28 in the case of the Series F28 Preferred Shares or 7 in the case of the Series F7 Preferred Shares) evenly divisible by 7 and specified in such notice, provided that for any Auction occurring after the initial Auction, the Company may not give a Request for Special Dividend Period (and any such request shall be null and void) unless sufficient Clearing Bids were made in the last occurring Auction and unless full cumulative dividends, any amounts due with respect to mandatory redemptions and any Additional Dividends payable prior to such date have been paid in full. Such Request for Special Dividend Period, in the case of a Dividend Period of 182 days or less, shall be made on or prior to the 4th day but not more than 7 days prior to an Auction Date for such series of Preferred Shares and, in the case of a Dividend Period of more than 182 days, shall be given on or prior to the 14th day but not more than 28 days prior to an Auction Date for such series of Preferred Shares. Upon receiving such Request for Special Dividend Period, the Broker-Dealer(s) shall jointly determine whether given the factors set forth in paragraph 2(c)(iii) of the Articles Supplementary it is advisable that the Company issue a Notice of Special Dividend Period for the particular series of Preferred Shares as contemplated by such Request for Special Dividend Period and shall give the Company and the Auction Agent written notice (a "Response") of such determination by no later than the third day prior to such Auction Date. If the Broker-Dealer(s) shall not give the Company and the Auction Agent a Response by such third day or if the Response states that given the factors referred to above it is not advisable that the Company give a Notice of Special Dividend Period (as defined below) for the particular series of Preferred Shares, the Company may not give a Notice of Special Dividend Period in respect of such Request for Special Dividend Period. In the event the Response indicates that it is advisable that the Company give a Notice of Special Dividend Period for the particular series of Preferred Shares, the Company will by no later than the second day prior to such Auction Date give a notice (a "Notice of Special Dividend Period") to the Auction Agent, the Securities Depository and each Broker-Dealer, which notice will specify the duration of the Special Dividend Period, the Maximum Applicable Rate therefor and Specific Redemption Provisions, if any. The Company shall not give a Notice of Special Dividend Period or convert to a Special Dividend Period, or, if such Notice of Special Dividend Period shall have already been given, shall give telephonic and written notice of revocation (a "Notice of Revocation") to the Auction Agent, each Broker-Dealer, and the Securities Depository on or prior to the Business Day prior to the relevant Auction Date if (i) it has not obtained the advice in writing of Moody's and S&P or any Substitute Rating Agency that the proposed Special Dividend Period will not adversely affect their then-current rating on the Preferred Shares, (ii) either the 1940 Act Preferred Shares Coverage is not satisfied or the Company shall fail to maintain S&P Eligible Assets and Moody's Eligible Assets each with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount in each case on each of the two Valuation Dates immediately preceding the Business Day prior to the relevant Auction Date on an actual basis and on a pro forma basis giving effect to the proposed Special Dividend Period (using as a pro forma dividend rate with respect to such Special Dividend Period the dividend rate which the Broker-Dealers shall advise the Company is an approximately equal rate for securities similar to the Preferred Shares with an equal dividend period), (iii) sufficient funds for the payment of dividends payable on the immediately succeeding Dividend Payment Date have not been irrevocably deposited with the Auction Agent by the close of business on the third Business Day preceding the related Auction Date or (iv) the Broker-Dealer(s) jointly advise the Company that after consideration of the factors referred to above they have concluded that it is advisable to give a Notice of Revocation. If the Company is prohibited from giving a Notice of Special Dividend Period as a result of the factors enumerated in clause (i), (ii),
(iii) or (iv) of the preceding sentence or if the Company gives a Notice of Revocation with respect to a Notice of Special Dividend Period, the next succeeding Dividend Period will be a 28-day Dividend Period in the case of the Series F28 Preferred Shares and a 7-day Dividend Period in the case of the Series F7 Preferred Shares provided that if the then-current Dividend Period 7 in the case of the Series F28 Preferred Shares is a Special Dividend Period of less than 28 days, the next succeeding Dividend Period will be the same length as the current Dividend Period. In addition, in the event sufficient Clearing Bids are not made in any Auction or an Auction is not held for any reason, the next succeeding Dividend Period will be a 28-day Dividend Period (in the case of Series F28 Preferred Shares) or a 7-day Dividend Period (in the case of Series F7 Preferred Shares) and the Company may not again give a Notice of Special Dividend Period (and any such attempted notice shall be null and void) until sufficient Clearing Bids have been made in an Auction with respect to a 28-day Dividend Period (in the case of Series F28 Preferred Shares or a 7-day Dividend Period (in the case of Series F7 Preferred Shares).

                   (d) (i) Whenever the Company intends to include any net capital gains or other taxable income in any dividend on Preferred Shares, the Company will, in the case of a Dividend Period of 28 days or fewer, and may, in the case of a Dividend Period of 35 days or more, notify the Auction Agent of the amount to be so included at least five Business Days prior to the Auction Date on which the Applicable Rate for such dividend is to be established. Whenever the Auction Agent receives such notice from the Company, it will in turn notify each Broker Dealer, who, on or prior to such Auction Date, in accordance with its Broker-Dealer Agreement, will notify its Existing Holders and Potential Holders believed to be interested in submitting an Order in the Auction to be held on such Auction Date.

                       (ii) If the Company makes a Retroactive Taxable Allocation, the Company will, within 90 days (and generally within 60 days) after the end of its fiscal year for which a Retroactive Taxable Allocation is made provide notice thereof to the Auction Agent and to each holder of Preferred Shares (initially the Securities Depository) during such fiscal year at such holder's address as the same appears or last appeared on the stock books of the Company. The Company will, within 30 days after such notice is given to the Auction Agent, pay to the Auction Agent (who will then distribute to such holders of Preferred Shares), a cash amount equal to the aggregate Additional Dividend with respect to all Retroactive Taxable Allocations made to such holders during the fiscal year in question.

                   (e) (i) On each Auction Date, the Auction Agent shall determine the Maximum Applicable Rate from the higher of the 30-day "AA" Composite Commercial Paper Rate and the Taxable Equivalent of the Short-Term Municipal Bond Rate (except in the case of a Special Dividend Period in which case the Maximum Applicable Rate shall be determined from the higher of the Special Dividend Period Reference Rate and the Taxable Equivalent of the Short-Term Municipal Bond Rate). If any such rate on which the Maximum Applicable Rate is to be based is not quoted on an interest basis but is quoted on a discount basis, the Auction Agent shall convert the quoted rate to an Interest Equivalent, as set forth in Paragraph 1 of the Articles Supplementary; or, if the rate obtained by the Auction Agent is not quoted on an interest or discount basis, the Auction Agent shall convert the quoted rate to an interest rate after consultation with the Company as to the method of such conversion. Not later than 9:30 a.m. on each Auction Date for each series of Preferred Shares, the Auction Agent shall notify the Company and the Broker-Dealers of the applicable rate so determined and the Maximum Applicable Rate.

                       (ii) If the rate on which the Maximum Applicable Rate is to be based is the 30-day "AA" Composite Commercial Paper Rate and such rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of the 30-day "AA" Composite Commercial Paper Rate, the Auction Agent shall immediately notify the Company so that the Company can determine whether to select a Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Company shall promptly advise the Auction Agent of any such selection. If the Company does not select any such Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers, then the rates shall be supplied by the remaining Commercial Paper Dealer or Commercial Paper Dealers.

                   (f) (i) The Auction Agent shall maintain by series a current registry of the beneficial owners of the shares of both series of Preferred Shares who shall constitute the Existing Holders for purposes of each Auction. The Company shall use its best efforts to provide or cause to be provided to the Auction Agent within ten days following the date of Closing a list of the initial Existing Holders of Series F28 Preferred Shares and Series F7 Preferred Shares and the respective Broker-Dealer of each such Existing Holder through which such Existing Holder purchased such shares. The Auction Agent may rely upon, as evidence of the identities of the Existing Holders, such list, the results of each Auction and notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder with respect to such Existing Holder's transfer of any Preferred Shares to another Person.

                       (ii) In the event of any partial redemption of any Series F28 Preferred Shares or Series F7 Preferred Shares, as the case may be, upon notice by the Company to the Auction Agent of such partial redemption, the Auction Agent shall promptly request the Securities Depository to notify the Auction Agent of the identities of the Agent Members (and the respective numbers of Preferred Shares) from the accounts of which Preferred Shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption and, at least two Business Days prior to the next Auction with respect to Preferred Shares of the series being partially redeemed, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose Preferred Shares are to be redeemed) the number of Preferred Shares of such series of Preferred Shares of each such Existing Holder, if any, to be redeemed by the Company; provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. If necessary to procure such information, the Auction Agent shall deliver to each Agent Member a facsimile copy of the Purchaser's Letter of each Existing Holder represented by such Agent Member, which authorizes and instructs such Agent Member to release such information to the Auction Agent. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as the beneficial owner of the number of Series F28 Preferred Shares or Series F7 Preferred Shares shown in the Auction Agent's registry of beneficial owners.

                       (iii) The Auction Agent shall register a transfer of the beneficial ownership of Series F28 Preferred Shares or Series F7 Preferred Shares from an Existing Holder to another Person only if such transfer is made to a Person that has delivered a signed Purchaser's Letter to the Auction Agent and only if (A) such transfer is pursuant to an Auction or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified in writing in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreement, by such Existing Holder, the Agent Member of such Existing Holder, or the Broker-Dealer of such Existing Holder of such transfer. The Auction Agent is not required to accept any notice of transfer delivered for an Auction unless it is received by the Auction Agent by 3:00 P.m. on the Business Day next preceding the applicable Auction Date. The Auction Agent shall rescind a transfer made on the registry of the beneficial owners of any Preferred Shares if the Auction Agent has been notified in writing in a notice substantially in the form of Exhibit E to the Broker-Dealer Agreement by the Agent Member or the Broker-Dealer of any Person that (i) purchased any Preferred Shares and the seller failed to deliver such shares or (ii) sold any Preferred Shares and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares.

                   (g) The Auction Agent may request that the Broker-Dealers, as set forth in Section 3.2(c) of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Existing Holders of shares of either series of Preferred Shares. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Company provided that the Auction Agent reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would be unlawful.

              2.3 Auction Schedule. The Auction Agent shall conduct Auctions for both series of Preferred Shares in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Company, which consent shall not be unreasonably withheld. The Auction Agent shall give notice of any such change to each Broker-Dealer. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

              Time Event -- By 9:30 a.m. Auction Agent advises the Company and the Broker-Dealers of the Maximum Applicable Rate as determined from the higher of the 30-day "AA" Composite Commercial Paper Rate and the Taxable Equivalent of the Short-Term Municipal Bond Rate (except in the case of a Special Dividend Period in which case the Maximum Applicable Rate shall be the higher of the Special Dividend Period Reference Rate and the Taxable Equivalent of the Short-Term Municipal Bond Rate) as set forth in
Section 2.2(e)(i) hereof.

              9:30 a.m. - 1:00 p.m. Auction Agent assembles information communicated to it by Broker-Dealers as provided in Paragraph 11(c)(i) of the Articles Supplementary. Submission deadline is 1:00 P.m. Not earlier than Auction Agent makes determination pursuant to 1:00 P.m. Paragraph 11(d)(i) of the Articles Supplementary. By approximately Auction Agent advises Company of results of 3:00 P.m. Auction as provided in Paragraph 11(d)(ii) of the Articles Supplementary. Submitted Bids and Submitted Sell Orders are accepted and rejected in whole or in part and shares of Preferred Shares allocated as provided in Paragraph 11(e) of the Articles Supplementary. Auction Agent gives notice of Auction results as set forth in Section 2.4 hereof.

              2.4 Notice of Auction Results. On each Auction Date, the Auction Agent shall notify Broker-Dealers of the results of the Auction held on such date by telephone or through the Auction Agent's Auction Processing System as set forth in Paragraph (a) of the Settlement Procedures.

              2.5 Broker-Dealers. (a) Not later than 12:00 noon on each Auction Date for both series of Preferred Shares, the Company shall pay to the Auction Agent in New York Clearing House or similar next-day funds an amount in cash equal to, (i) in the case of any Auction Date immediately preceding any Dividend Period of 28 days or less, the product of (A) a fraction the numerator of which is the number of days in such Dividend Period (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of which is 365, times
(B) 1/4 of 1%, times (C) $50,000, times (D) the sum of the aggregate number of outstanding shares of such series of Preferred Shares for which the Auction is conducted and (ii) in the case of any Auction Date immediately preceding any Dividend Period of more than 28 days, the amount determined by mutual consent of the Company and the Broker-Dealer or Broker-Dealers pursuant to Section 3.5 of the Broker-Dealer Agreements. The Auction Agent shall apply such monies as set forth in Section 3.5 of the Broker-Dealer Agreements and shall thereafter remit to the Company any remaining funds paid to the Auction Agent pursuant to this Section 2.5(a).

                   (b) Subject to Section 2.5(c) hereof, the Auction Agent is hereby authorized by the Company to designate at any time or from time to time any Person to act as a Broker-Dealer without the prior written approval of the Company. The Auction Agent may designate an Affiliate of the Company or of itself to act as a Broker-Dealer subject to Section 2.5(c) hereof.

                   (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Company.

                   (d) Notwithstanding Section 2.5(b) hereof, no person may act as a Broker-Dealer unless such person shall have entered into a Broker-Dealer Agreement with the Auction Agent. (e) The Auction Agent shall maintain a list of Broker-Dealers.

              2.6 Ownership of Series F28 Preferred Shares and Series F7 Preferred Shares and Submission of Bids by Company and Affiliates. Neither the Company nor any Affiliate of the Company may submit any Sell Order or Bid, directly or indirectly, in any Auction, except that an Affiliate of the Company that is a Broker-Dealer may submit a Sell Order or Bid on behalf of an Existing Holder or Potential Holder. The Company shall notify the Auction Agent if the Company or, to the best of the Company's knowledge, any Affiliate of the Company becomes an Existing Holder of any Preferred Shares. Any Preferred Shares redeemed, purchased or otherwise acquired (i) by the Company shall not be reissued or (ii) by its Affiliates shall not be transferred (other than to the Company). The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

              2.7 Access to and Maintenance of Auction Records. The Auction Agent shall afford to the Company, its agents, independent public accountants and counsel, access at reasonable times during normal business hours to review and make extracts or copies (at the Company's sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant, or counsel shall furnish the Auction Agent with a letter from the Company requesting that the Auction Agent afford such person access.
The Auction Agent shall maintain records relating to any Auction for a period of two years after such Auction (unless requested by the Company to maintain such records for such longer period not in excess of four years, then for such longer period), and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Company agrees to keep any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction confidential and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section 2.7. Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer.

         3.   The Auction Agent as Paying Agent.

              3.1 Paying Agent. The Board of Directors of the Company has adopted a resolution appointing Bankers Trust Company as transfer agent, registrar, dividend disbursing agent and redemption agent for the Company in connection with any Preferred Shares (the "Paying Agent"). The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Articles Supplementary which are specified herein as Paying Agent with respect to the Preferred Shares and as set forth in this Section 3.

              3.2 The Company's Notices to Paying Agent. Whenever any Preferred Shares are to be redeemed, the Company shall promptly deliver to the Paying Agent the Notice of Redemption, which will be mailed by the Company to each Holder, at least five days prior to the date such Notice of Redemption is required to be mailed by the Articles Supplementary. The Paying Agent shall have no responsibility to confirm or verify the accuracy of any such notice.

              3.3 Company to Provide Funds for Dividends and Redemptions and Additional Dividends. (a) Not later than noon, on the Business Day immediately preceding each Dividend Payment Date, the Company shall deposit with the Paying Agent an aggregate amount of New York Clearing House or similar next-day funds equal to the declared dividends to be paid to Holders on such Dividend Payment Date and shall give the Paying Agent irrevocable instructions to apply such funds to the payment of such dividends on such Dividend Payment Date.

                   (b) If the Company shall give the Notice of Redemption then, by noon of the Business Day immediately preceding the date fixed for redemption, the Company shall deposit in trust with the Paying Agent an aggregate amount of New York Clearing House or similar next day funds sufficient to redeem such Preferred Shares called for redemption and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the Holders of Preferred Shares called for redemption upon surrender of the certificate or certificates therefor.

                   (c) If the Company provides notice to the Auction Agent of a Retroactive Taxable Allocation, the Company shall, within 30 days after such notice is given and by noon of the Business Day immediately preceding the date fixed for payment of an Additional Dividend, deposit in trust with the Paying Agent an aggregate amount of New York Clearing House or similar next-day funds equal to such Additional Dividend and shall give the Paying Agent irrevocable instructions and authority to pay the Additional Dividends to Holders (or former Holders) of Preferred Shares entitled thereto. 3.4 Disbursing Dividends, Redemption Price and Additional Dividends. After receipt of the New York Clearing House or similar next-day funds and instructions from the Company described in Sections 3.3(a), (b) and (c) above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Dividend Payment Date, dividends on the Series F28 Preferred Shares or Series F7 Preferred Shares, as the case may be, (ii) on any date fixed for redemption, the redemption price of any Preferred Shares called for redemption and (iii) on the date fixed for payment of an Additional Dividend, such Additional Dividend. The amount of dividends for any Dividend Period to be paid by the Paying Agent to Holders will be determined by the Company as set forth in Paragraph 2 of the Articles Supplementary. The redemption price to be paid by the Paying Agent to the Holders of any Preferred Shares called for redemption will be determined as set forth in Paragraph 4 of the Articles Supplementary. The amount of Additional Dividends to be paid by the Paying Agent in the event of a Retroactive Taxable Allocation to Holders will be determined by the Company pursuant to paragraph 2(e) of the Articles Supplementary. The Company shall notify the Paying Agent in writing of a decision to redeem any Preferred Shares on or prior to the date specified in Section 3.2 above, and such notice by the Company to the Paying Agent shall contain the information required to be stated in the Notice of Redemption required to be mailed by the Company to such Holders. The Paying Agent shall have no duty to determine the redemption price and may rely on the amount thereof set forth in the Notice of Redemption.

         4.   The Paying Agent as Transfer Agent and Registrar.

              4.1 Original Issue of Stock Certificates. On the Date of Original Issue, one certificate for all Series F28 Preferred Shares and one certificate for all Series F7 Preferred Shares shall be issued by the Company and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent.

              4.2 Registration of Transfer or Exchange of Preferred Shares. Except as provided in this Section 4.2, the shares of each series of Preferred Shares shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such, and if the Company shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then upon such resignation, the shares of each series of Preferred Shares may, at the Company's request, be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificates in form deemed by the Paying Agent properly endorsed for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form as the Paying Agent may require by a guarantor reasonably believed by the Paying Agent to be responsible, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes or funds necessary for the payment of such taxes.
If the certificates for Preferred Shares are not held by the Securities Depository or its nominee, payments upon transfer of shares in an Auction shall be made in same-day funds to the Auction Agent against delivery of certificates therefor.

              4.3 Removal of Legend. Any request for removal of a legend indicating a restriction on transfer from certificates evidencing Series F28 Preferred Shares or Series F7 Preferred Shares shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Company Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

              4.4 Lost Stock Certificates. The Paying Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Company and the Paying Agent, subject at all times to provisions of law, the By-Laws of the Company governing such matters and resolutions adopted by the Company with respect to lost securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Company to the Paying Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Company to the Paying Agent that such issuance will comply with such provisions of applicable law and the By-Laws and resolutions of the Company.

              4.5 Disposition of Cancelled Certificates; Record Retention. The Paying Agent shall retain stock certificates which have been cancelled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years from the date of such cancellation. The Paying Agent shall afford to the Company, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Company's sole cost and expense) of such certificates and accompanying documentation. Upon the expiration of this two-year period, the Paying Agent shall deliver to the Company the cancelled certificates and accompanying documentation. The Company shall, at its expense, retain such records for a minimum additional period of four calendar years from the date of delivery of the records to the Company and shall make such records available during this period at any time, or from time to time, for reasonable periodic, special, or other examinations by representatives of the Securities and Exchange Commission. The Company shall also undertake to furnish to the Securities and Exchange Commission, upon demand, at either the principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter such records shall not be destroyed by the Company without the approval of the Paying Agent, which shall not be unreasonably withheld, but will be safely stored for possible future reference.

              4.6 Stock Register. The Paying Agent shall maintain the stock register, which shall contain a list of the Holders, the number of Preferred Shares held by each Holder and the address of each Holder. The Paying Agent shall record in the stock register any change of address of a Holder upon notice by such Holder. In case of any request or demand for the inspection of the stock register or any other books of the Company in the possession of the Paying Agent, the Paying Agent will notify the Company and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the stock register or other records to any person in case it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Company shall have offered indemnification satisfactory to the Paying Agent.

              4.7 Return of Funds. Any funds deposited with the Paying Agent by the Company for any reason under this Agreement, including for the payment of dividends or the redemption of shares of any series of Preferred Shares, that remain with the Paying Agent after 12 months shall be repaid to the Company upon the written request of the Company.

         5. Representations and Warranties. (a) The Company represents and warrants to the Auction Agent that:

                       (i) the Company is a duly incorporated and validly existing corporation in good standing under the laws of the State of Maryland and has full power to execute and deliver this Agreement and to authorize, create and issue the Series F28 Preferred Shares and the Series F7 Preferred Shares;

                       (ii) the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as a closed-end, diversified management investment company;

                       (iii) this Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject as to such enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

                       (iv) the forms of the certificates evidencing the Series F28 Preferred Shares and the Series F7 Preferred Shares comply with all applicable laws of the State of Maryland

                       (v) the Series F28 Preferred Shares and the Series F7 Preferred Shares have been duly and validly authorized by the Company and, upon completion of the initial sale of the shares of each series of Preferred Shares and receipt of payment therefor, will be validly issued, fully paid and nonassessable;

                       (vi) the offering of the shares of Series F28 Preferred Shares and the shares of Series F7 Preferred Shares has been registered under the Securities Act of 1933, as amended, and no action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or the issuance of the shares of any such series of Preferred Shares except as required by applicable state securities or insurance laws, all of which have been taken;

                       (vii) the execution and delivery of this Agreement and the issuance and delivery of the Series F28 Preferred Shares and the Series F7 Preferred Shares do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Charter or the By-Laws of the Company, any law or regulation applicable to the Company, any order or decree of any court or public authority having jurisdiction over the Company, or any mortgage, indenture, contract, agreement or undertaking to which the Company is a party or by which it is bound; and

                       (viii) no taxes are payable upon or in respect of the execution of this Agreement or the issuance of the shares of any series of Preferred Shares.

                   (b) The Auction Agent represents and warrants to the Company that the Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement.

         6.   The Auction Agent.

              6.1 Duties and Responsibilities. (a) The Auction Agent is acting solely as agent for the Company hereunder and owes no fiduciary duties to any Person except as provided by this Agreement.

                   (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

                   (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining (or failing to ascertain) the pertinent facts.

              6.2 Rights of the Auction Agent. (a) The Auction Agent may rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have been given by the Company or by a Broker-Dealer. The Auction Agent may record telephone communications with the Company or with the Broker-Dealers or both.

                   (b) The Auction Agent may consult with counsel of its choice, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

                   (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

                   (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

              6.3 Auction Agent's Disclaimer. The Auction Agent makes no representation as to the validity or adequacy of this Agreement, the Broker-Dealer Agreements or the Preferred Shares.

              6.4 Compensation, Expenses and Indemnification. (a) The Company shall pay the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and the Broker-Dealer Agreements.

                   (b) The Company shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement and advances attributable to its negligence or bad faith.

                   (c) The Company shall indemnify the Auction Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with its agency under this Agreement and the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim or liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from its negligence or bad faith.

         7.   Miscellaneous.

              7.1 Term of Agreement. (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Company may terminate this Agreement at any time by so notifying the Auction Agent, provided that if any Preferred Shares remain outstanding the Company has entered into an agreement in substantially the form of this Agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Company on the date specified in such notice, which shall be no earlier than 60 days after the delivery of such notice. If the Auction Agent resigns while any shares of Preferred Shares remain outstanding, the Company shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

                   (b) Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Company and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Company's representations, warranties, covenants and obligations to the Auction Agent under Sections 5 and 6.4 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Company's request, promptly deliver to the Company copies of all books and records maintained by it in connection with its duties hereunder, and (iii) at the request of the Company, promptly transfer to the Company or any successor auction agent any funds deposited by the Company with the Auction Agent (whether in its capacity as Auction Agent or Paying Agent) pursuant to this Agreement which have not previously been distributed by the Auction Agent in accordance with this Agreement.

              7.2 Communications. Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party addressed to it at its address, or telecopy number set forth below:

                  If addressed to the Company:

                           The BlackRock New York
                           Insured Municipal 2008 Term Trust Inc.
                           345 Park Avenue, 31st Floor
                           New York, NY 10154
                           Attention: Treasurer
                           Telephone No.: (212) 935-2626
                           Telecopier No.: (212) 935-1370

                  If addressed to the Auction Agent:

                           Bankers Trust Company
                           4 Albany Street
                           New York, NY 10006
                           Attention: Auction Rate Securities
                           Telephone No.: (212) 250-6850
                           Telecopier No.: (212) 250-6215

or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Company by a Company Officer and on behalf of the Auction Agent by an Authorized Officer.

              7.3 Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred between the parties relating to the subject matter hereof except for agreements relating to the compensation of the Auction Agent.

              7.4 Benefits. Nothing herein, express or implied, shall give to any Person, other than the Company, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

              7.5 Amendment; Waiver. (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. The Company shall notify the Auction Agent of any change in the Articles Supplementary prior to the effective date of any such change.

                   (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

              7.6 Successor and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Company and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be unreasonably withheld.

              7.7 Severability. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

              7.8 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

              7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said state.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written. THE BLACKROCK NEW YORK INSURED MUNICIPAL 2008 TERM TRUST INC.


By: _________________________________
    Ralph L.  Schlosstein,  President


BANKERS TRUST COMPANY

By: __________________________________
    Sandy Becker,  Assistant Treasurer





                                                                  Annex A


-----------------------------------------------------------------------------


           BROKER-DEALER AGREEMENT between BANKERS TRUST COMPANY


                                    and


               ----------------------------------------------


                       Dated as of November 23, 1992


                                Relating to


      AUCTION RATE MUNICIPAL PREFERRED STOCK (the "Preferred Shares")
         SERIES F28 and SERIES F7 of THE BLACKROCK NEW YORK INSURED
                       MUNICIPAL 2008 TERM TRUST INC.


-----------------------------------------------------------------------------




         BROKER-DEALER AGREEMENT dated as of November 23, 1992, between Bankers Trust Company, a New York banking corporation (the "Auction Agent") (not in its individual capacity but solely as agent of The BlackRock New York Insured Municipal 2008 Term Trust Inc., a Maryland corporation (the "Company"), pursuant to authority granted to it in the Auction Agent Agreement dated as of November 23, 1992, between the Company and the Auction Agent (the "Auction Agent Agreement")) and ______________ (together with its successors and assigns hereinafter referred to as "BD"). The Company has duly authorized and issued 855 shares of Auction Rate Municipal Preferred Stock, Series F28 with a par value of $.0l per share and a liquidation preference of $50,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) plus the premium, if any, resulting from the designation of a Premium Call Period ("Series F28 Preferred Shares") 855 shares of Auction Rate Municipal Preferred Stock, Series F7, with a par value of $.0l per share and a liquidation preference of $50,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) plus the premium, if any, resulting from the designation of a Premium Call Period ("Series F7 Preferred Shares"), each pursuant to the Company's Articles Supplementary (as defined below). The Series F28 Preferred Shares and the Series F7 Preferred Shares are sometimes herein together referred to as the "Preferred Shares."

         The Company's Articles Supplementary provide that the dividend rate on the Series F28 Preferred Shares and the Series F7 Preferred Shares for each Dividend Period therefor after the Initial Dividend Period shall be the Applicable Rate therefor, which in each case, in general, shall be the rate per annum that a commercial bank, trust company or other financial institution appointed by the Company advises results from implementation of the Auction Procedures (as defined below). The Board of Directors of the Company has adopted a resolution appointing Bankers Trust Company as Auction Agent for purposes of the Auction Procedures, and pursuant to
Section 2.5(d) of the Auction Agent Agreement, the Company has authorized and directed the Auction Agent to execute and deliver this Agreement. The Auction Procedures require the participation of one or more Broker-Dealers.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Auction Agent and BD agree as follows:

         1.  Definitions and Rules of Construction.

         1.1 Terms Defined by Reference to the Articles Supplementary. Capitalized terms not defined herein shall have the respective meanings specified in the Articles Supplementary of the Company.

         1.2 Terms Defined Herein. As used herein and in the Settlement Procedures (as defined below), the following terms shall have the following meanings, unless the context otherwise requires:

             (a) "Articles Supplementary" shall mean the Articles
Supplementary of the Company, establishing the powers, preferences and rights of the Series F28 Preferred Shares and the Series F7 Preferred Shares filed on November 18, 1992 in the office of the State Department of Assessments and Taxation of the State of Maryland.

             (b) "Auction" shall have the meaning specified in Section 3.1 hereof.

             (c) "Auction Procedures" shall mean the Auction Procedures that are set forth in Paragraph 11 of the Articles Supplementary.

             (d) "Authorized Officer" shall mean each Senior Vice
President, Vice President, Assistant Vice President, Trust Officer, Assistant Secretary and Assistant Treasurer of the Auction Agent assigned to its Corporate Trust and Agency Group and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes of this Agreement in a communication to BD.

             (e) "BD Officer" shall mean each officer or employee of BD designated as a "BD Officer" for purposes of this Agreement in a communication to the Auction Agent.

             (f) "Broker-Dealer Agreement" shall mean this Agreement and any substantially similar agreement between the Auction Agent and a Broker-Dealer.

             (g) "Purchaser's Letter" shall mean a letter addressed to the Company, the Auction Agent and a Broker-Dealer, substantially in the form attached hereto as Exhibit A.

             (h) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit B.

         1.3 Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

             (a) Words importing the singular number shall include the plural number and vice versa.

             (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

             (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole. (d) All references herein to a particular time of day shall be to New York City time.

         2. Notification of Dividend Period and Advance Notice of
Allocation of Taxable Income.

             (a) The provisions contained in paragraph 2 of the Articles Supplementary concerning the notification of a Special Dividend Period will be followed by the Auction Agent and BD and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were fully set forth herein.

             (b) Whenever the Company intends to include any net capital gains or other taxable income in any dividend on Preferred Shares, the Company will notify the Auction Agent of the amount to be so included at least five Business Days prior to the Auction Date on which the Applicable Rate for such dividend is to be established. Whenever the Auction Agent receives such notice from the Company, it will in turn notify BD, who, on or prior to such Auction Date, will notify its Existing Holders and Potential Holders believed to be interested in submitting an Order in the Auction to be held on such Auction Date.

         3.  The Auction.

         3.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures. (a) On each Auction Date, the provisions of the Auction Procedures will be followed by the Auction Agent for the purpose of determining the Applicable Rate for the Series F28 Preferred Shares or the Series F7 Preferred Shares as the case may be, for the next Dividend Period therefor. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

             (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were fully set forth herein.

             (c) BD is delivering herewith a Purchaser's Letter executed by BD and, in the case of _______________ , a list of persons to whom BD will initially sell the Series F28 Preferred Shares or the Series F7 Preferred Shares, the number of shares of each such series of Preferred Shares BD will sell to each such person and the number of shares of each such series of Preferred Shares BD will hold for its own account. BD agrees to act as, and assumes the obligations of and limitations and restrictions placed upon, a Broker-Dealer under this Agreement. BD understands that other Persons meeting the requirements specified in the definition of "Broker-Dealer" contained in Paragraph 1 of the Articles Supplementary may execute a Broker-Dealer Agreement and a Purchaser's Letter and participate as Broker-Dealers in Auctions.

             (d) BD and other Broker-Dealers may participate in Auctions for their own accounts, provided that BD or such other Broker-Dealers, as the case may be, has executed a Purchaser's Letter. However, the Company may by notice to BD and all other Broker-Dealers prohibit all Broker-Dealers from submitting Bids in Auctions for their own accounts, provided that Broker-Dealers may continue to submit Hold Orders and Sell Orders.

         3.2 Preparation for Each Auction. (a) Not later than 9:30 A.m. on each Auction Date for both series of Preferred Shares, the Auction Agent shall advise BD by telephone of the Maximum Applicable Rate in effect on such Auction Date as determined from the higher of the 30-day "AA" Composite Commercial Paper Rate and the Taxable Equivalent of the Short-Term Municipal Bond Rate (except in the case of a Special Dividend Period in which case the Maximum Applicable Rate shall be determined from the higher of the Special Dividend Period Reference Rate and the Taxable Equivalent of the Short-Term Municipal Bond Rate.

             (b) In the event that the Auction Date for any Auction shall be changed after the Auction Agent has given the notice referred to in clause (vii) of paragraph (a) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to BD not later than the earlier of 9:15 A.m. on the new Auction Date or 9:15 A.m. on the old Auction Date. Thereafter, BD shall promptly notify customers of BD that BD believes are Existing Holders of Series F28 Preferred Shares or the Series F7 Preferred Shares, as the case may be, of such change in the Auction Date.

             (c) The Auction Agent from time to time may request BD to provide it with a list of the respective customers BD believes are Existing Holders of shares of Series F28 Preferred Shares or the Series F7 Preferred Shares. BD shall comply with any such request, and the Auction Agent shall keep confidential any such information, including information received as to the identity of Bidders in any Auction, and shall not disclose any such information so provided to any Person other than the Company; and such information shall not be used by the Auction Agent or its officers, employees, agents or representatives for any purpose other than such purposes as are described herein. The Auction Agent shall transmit any list of customers BD believes are Existing Holders of Series F28 Preferred Shares or the Series F7 Preferred Shares 5 and information related thereto only to its officers, employees, agents or representatives in the Corporate Trust and Agency Group who need to know such information for the purposes of acting in accordance with this Agreement and shall prevent the transmission of such information to others and shall cause its officers, employees, agents and representatives to abide by the foregoing confidentiality restrictions; provided, however, that the Auction Agent shall have no responsibility or liability for the actions of any of its officers, employees, agents or representatives after they have left the employ of the Auction Agent.

             (d) The Auction Agent is not required to accept the Purchaser's Letter for any Potential Holder for an Auction unless it is received by the Auction Agent by 3:00 P.m. on the Business Day next preceding such Auction.

         3.3 Auction Schedule; Method of Submission of Orders. (a) The Company and the Auction Agent shall conduct Auctions for both series of Preferred Shares in accordance with the schedule set forth below. Such schedule may be changed at any time by the Auction Agent with the consent of the Company, which consent shall not be unreasonably withheld. The Auction Agent shall give notice of any such change to BD. Such notice shall be received prior to the first Auction Date on which any such change shall be effective. Time Event By 9:30 A.m. Auction Agent advises the Company and Broker-Dealers of the Maximum Applicable Rate as determined from the higher of the 30-day "AA" Composite Commercial Paper Rate and the Taxable Equivalent of the Short-Term Municipal Bond Rate (except in the case of a Special Dividend Period in which case the Maximum Applicable Rate shall be the higher of the Special Dividend 6 [Page] Period Reference Rate and the Taxable Equivalent of the Short-Term Municipal Bond Rate) as set forth in
Section 3.2(a) hereof. 9:30 A.m. - 1:00 P.m. Auction Agent assembles information communicated to it by Broker-Dealers as provided in Paragraph 11(c)(i) of the Articles Supplementary. Submission Deadline is 1:00 P.m. Not earlier than 1:00 P.m. Auction Agent makes determinations pursuant to Paragraph 11(d)(i) of the Articles Supplementary. By approximately 3:00 P.m. Auction Agent advises Company of results of Auction as provided in Paragraph 11(d)(ii) of the Articles Supplementary. Submitted Bids and Submitted Sell Orders are accepted and rejected in whole or in part and shares of Preferred Shares are allocated as provided in Paragraph 11(e) of the Articles Supplementary. Auction Agent gives notice of Auction results as set forth in Section 3.4(a) hereof.

             (b) BD agrees to maintain a list of Potential Holders and to contact the Potential Holders on such list on or prior to each Auction Date for the purposes set forth in Paragraph 11 of the Articles Supplementary.

             (c) BD agrees not to sell, assign or dispose of any Series F28 Preferred Shares or the Series F7 Preferred Shares to any Person who has not delivered a signed Purchaser's Letter to the Auction Agent.

             (d) BD shall submit Orders to the Auction Agent in writing in substantially the form attached hereto as Exhibit C. BD shall submit separate Orders to the Auction Agent for each Potential Holder or Existing Holder on whose behalf BD is submitting an Order and shall not net or aggregate the Orders of Potential Holders or Existing Holders on whose behalf BD is submitting Orders.

             (e) BD shall deliver to the Auction Agent (i) a written notice, substantially in the form attached hereto as Exhibit D, of transfers of Series F28 Preferred Shares or Series F7 Preferred Shares made through BD by an Existing Holder to another Person other than pursuant to an Auction, and (ii) a written notice, substantially in the form attached hereto as Exhibit E, of the failure of any Series F28 Preferred Shares or Series F7 Preferred Shares to be transferred to or by any Person that purchased or sold Series F28 Preferred Shares, Series F7 Preferred Shares or through BD pursuant to an Auction. The Auction Agent is not required to accept any notice delivered pursuant to the terms of the foregoing sentence with respect to an Auction unless it is received by the Auction Agent by 3:00 P.m. on the Business Day next preceding the applicable Auction Date.

         3.4 Notice of Auction Results. (a) On each Auction Date, the Auction Agent shall notify BD by telephone as set forth in paragraph (a) of the Settlement Procedures. On the Business Day next succeeding such Auction Date, the Auction Agent shall notify BD in writing of the disposition of all Orders submitted by BD in the Auction held on such Auction Date.

             (b) BD shall notify each Existing Holder or Potential Holder on whose behalf BD has submitted an Order as set forth in paragraph (b) of the Settlement Procedures and take such other action as is required of BD pursuant to the Settlement Procedures. If any Existing Holder selling Preferred Shares in an Auction fails to deliver such shares, the BD of any Person that was to have purchased Series F28 Preferred Shares or Series F7 Preferred Shares in such Auction may deliver to such Person a number of whole shares of such Series F28 Preferred Shares or Series F7 Preferred Shares, as the case may be, that is less than the number of shares that otherwise was to be purchased by such Person. In such event, the number of such Series F28 Preferred Shares or Series F7 Preferred Shares to be so delivered shall be determined by such BD. Delivery of such lesser number of shares shall constitute good delivery. Upon the occurrence of any such failure to deliver shares, such BD shall deliver to the Auction Agent the notice required by Section 3.3(e)(ii) hereof. Notwithstanding the foregoing terms of this Section 3.4(b), any delivery or non-delivery of Series F28 Preferred Shares or the Series F7 Preferred Shares which represents any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the terms of Section 3.3(e)(ii) hereof. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 3.4(b).

         3.5 Service Charge to Be Paid to BD. On the Business Day next succeeding each Auction Date for each series of Preferred Shares, the Auction Agent shall pay to BD from moneys received from the Company an amount equal to, (a) in the case of any Auction Date immediately preceding any Dividend Period of 28 days or less, the product of (i) a fraction the numerator of which is the number of days in such Dividend Period (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of which is 365, times (ii) 1/4 of 1%, times (iii) $50,000, times (iv) the sum of (A) the aggregate number of shares of such series of Preferred Shares placed by BD in the applicable Auction that were (x) the subject of a Submitted Bid of an Existing Holder submitted by BD and continued to be held as a result of such submission and
(y) the subject of a Submitted Bid of a Potential Holder submitted by BD and were purchased as a result of such submission plus (B) the aggregate number of shares of such series of Preferred Shares subject to valid Hold Orders (determined in accordance with Paragraph 11 of the Articles Supplementary) submitted to the Auction Agent by BD plus (C) the number of shares of such series of Preferred Shares deemed to be subject to Hold Orders by Existing Holders pursuant to Paragraph 11 of the Articles Supplementary that were acquired by such Existing Holders through BD and
(b) in the case of any Auction Date immediately preceding any Dividend Period of 35 days or more, that amount as mutually agreed on by the Company and BD, based on a selling concession that would be applicable to an underwriting of fixed or variable rate preferred shares with a similar final maturity or variable rate dividend period, respectively, at the commencement of the Dividend Period with respect to such Auction. For the purposes of calculating any such fee, Preferred Shares will be placed by a Broker-Dealer if such shares were (i) the subject of Hold Orders deemed to have been made by Existing Holders that were acquired by such Existing Holders through such Broker-Dealer or (ii) the subject of the following Orders submitted by such Broker-Dealer: (A) a Submitted Bid of an Existing Holder that resulted in such Existing Holder continuing to hold such shares as a result of the Auction, (B) a Submitted Bid of a Potential Holder that resulted in such Potential Holder purchasing such shares as a result of the Auction or (C) a Submitted Hold Order. For purposes of subclause (iv) (C) of the foregoing sentence, if any Existing Holder who acquired Series F28 Preferred Shares or Series F7 Preferred Shares through BD transfers those shares to another Person other than pursuant to an Auction, then the Broker-Dealer for the shares so transferred shall continue to be BD, provided, however, that if the transfer was effected by, or if the transferee is, a Broker-Dealer other than BD, then such Broker-Dealer shall be the Broker-Dealer for such shares.

         4. The Auction Agent.

         4.1 Duties and Responsibilities. (a) The Auction Agent is acting solely as agent for the Company hereunder and owes no fiduciary duties to any other Person by reason of this Agreement.

             (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

             (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining (or failing to ascertain) the pertinent facts.

         4.2 Rights of the Auction Agent. (a) The Auction Agent may rely and shall be protected in acting or refraining from acting upon any communication authorized by this Agreement and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized by this Agreement which the Auction Agent believes in good faith to have been given by the Company or by BD. The Auction Agent may record telephone communications with BD.

             (b) The Auction Agent may consult with counsel of its own choice, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

             (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

             (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

         4.3 Auction Agent's Disclaimer. The Auction Agent makes no representation as to the validity or adequacy of this Agreement or the Series F28 Preferred Shares or the Series F7 Preferred Shares.

         5. Miscellaneous.

         5.1 Termination. Any party may terminate this Agreement at any time upon five days' prior notice to the other party.

         5.2 Agent Member. At the date hereof, BD is a participant of the Securities Depository.

         5.3 Communications. Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and
(ii) communications in connection with the Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If addressed to BD:
                           ___________________________________
                           ___________________________________
                           ___________________________________
                           ___________________________________
                           Attention:
                           Telecopier No.:
                           Telephone No.:

If addressed to the Agent:

                           Auction Bankers Trust Company
                           4 Albany Street
                           New York, New York 10006
                           Attention: Auction Rate Securities
                           Telecopier No.: (212) 250-6850
                           Telephone No.:(212) 250-6215

or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of BD by a BD Officer and on behalf of the Auction Agent by an Authorized Officer. BD may record telephone communications with the Auction Agent. 5.4 Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof.

         5.4 Benefits. Nothing in this Agreement, express or implied, shall give to any person, other than the Company, the Auction Agent and BD and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim under this Agreement.

         5.5 Amendment; Waiver. (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

             (b) Failure of either party to this Agreement to exercise any right or remedy hereunder in the event of a breach of this Agreement by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

         5.6 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of BD and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party; provided, however, that this Agreement may be assigned by the Auction Agent to a successor Auction Agent selected by the Company without the consent of BD.

         5.7 Severability. If any clause, provision or section of this Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any remaining clause, provision or section hereof.

         5.8 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.


                                    BANKERS TRUST COMPANY


                                    By: __________________________________
                                    Title: _______________________________


                                    By: __________________________________
                                    Title: _______________________________







                                                                   EXHIBIT A


TO BE SUBMITTED TO YOUR BROKER-DEALER WHO WILL THEN DELIVER COPIES ON YOUR BEHALF TO THE RESPECTIVE TRUST COMPANY OR REMARKETING AGENT.

MASTER PURCHASER'S LETTER Relating to Securities Involving Rate Settings Through Auctions or Remarketings

THE COMPANY A REMARKETING AGENT THE TRUST COMPANY A BROKER-DEALER AN AGENT MEMBER OTHER PERSONS

Dear Sirs:

       1. This letter is designed to apply to publicly or privately offered debt or equity securities ("Securities") of any issuer ("Company") which are described in any final prospectus or other offering materials relating to such Securities as the same may be amended or supplemented (collectively, with respect to the particular Securities concerned, the "Prospectus") and which involve periodic rate settings through auctions ("Auctions") or remarketing procedures ("Remarketings"). This letter shall be for the benefit of any Company and of any trust company, auction agent, paying agent (collectively, "trust company"), remarketing agent, broker-dealer, agent member, securities depository or other interested person in connection with any Securities and related Auctions or Remarketings (it being understood that such persons may be required to execute specified agreements and nothing herein shall alter such requirements). The terminology used herein is intended to be general in its application and not to exclude any Securities in respect of which (in the Prospectus or otherwise) alternative terminology is used.

       2. We may from time to time offer to purchase, purchase, offer to sell and/or sell Securities of any Company as described in the Prospectus relating thereto. We agree that this letter shall apply to all such purchases, sales and offers and to Securities owned by us. We understand that the dividend/interest rate on Securities may be based from time to time on the results of Auctions or Remarketings as set forth in the Prospectus.

       3. We agree that any bid or sell order placed by us in an Auction or a Remarketing shall constitute an irrevocable offer (except as otherwise described in the Prospectus) by us to purchase or sell the Securities subject to such bid or sell order, or such lesser amount of Securities as we shall be required to sell or purchase as a result of such Auction or Remarketing, at the applicable price, all as set forth in the Prospectus, and that if we fail to place a bid or sell order with respect to Securities owned by us with a broker-dealer on any Auction or Remarketing date, or a broker-dealer to which we communicate a bid or sell order fails to submit such bid or sell order to the trust company or remarketing agent concerned, we shall be deemed to have placed a hold order with respect to such Securities as described in the Prospectus. We authorize any broker-dealer that submits a bid or sell order as our agent in Auctions or Remarketings to execute contracts for the sale of Securities covered by such bid or sell order. We recognize that the payment by such broker-dealer for Securities purchased on our behalf shall not relieve us of any liability to such broker-dealer for payment for such Securities.

       4. We understand that in a Remarketing, the dividend or interest rate or rates on the Securities and the allocation of Securities tendered for sale between dividend or interest periods of different lengths will be based from time to time on the determinations of one or more remarketing agents, and we agree to be conclusively bound by such determinations. We further agree to the payment of different dividend or interest rates to different holders of Securities depending on the length of the dividend or interest period elected by such holders. We agree that any notice given by us to a remarketing agent (or to a broker-dealer for transmission to a remarketing agent) of our desire to tender Securities in a Remarketing shall constitute an irrevocable (except to the limited extent set forth in the Prospectus) offer by us to sell the Securities specified in such notice, or such lesser number of Securities as we shall be required to sell as a result of such Remarketing in accordance with the terms set forth in the Prospectus, and we authorize the remarketing agent to sell, transfer or otherwise dispose of such Securities as set forth in the Prospectus.

       5. We agree that, during the applicable period as described in the Prospectus, dispositions of Securities can be made only in the denominations set forth in the Prospectus and we will sell, transfer or otherwise dispose of any Securities held by us from time to time only pursuant to a bid or sell order placed in an Auction, in a Remarketing, to or through a broker-dealer or, when permitted in the Prospectus, to a person that has signed and delivered to the applicable trust company or a remarketing agent a letter substantially in the form of this letter (or other applicable purchaser's letter) provided that in the case of all transfers other than pursuant to Auctions or Remarketings we or our broker-dealer or our agent member shall advise such trust company or a remarketing agent of such transfer. We understand that a restrictive legend will be placed on certificates representing the Securities and stop-transfer instructions will be issued to the transfer agent and/or registrar, all as set forth in the Prospectus.

       6. We agree that, during the applicable period as described in the Prospectus, ownership of Securities shall be represented by one or more global certificates registered in the name of the applicable securities depository or its nominee that we will not be entitled to receive any certificate representing the Securities and that our ownership of any Securities will be maintained in book entry form by the securities depository for the account of our agent member, which in turn will maintain records of our beneficial ownership. We authorize and instruct our agent member to disclose to the applicable trust company or remarketing agent such information concerning our beneficial ownership of Securities as such trust company or remarketing agent shall request.

       7. We acknowledge that partial deliveries of Securities purchased in Auctions or Remarketings may be made to us and such deliveries shall constitute good delivery as set forth in the Prospectus.

       8. This letter is not a commitment by us to purchase any Securities.

       9. This letter supersedes any prior-dated version of this master purchaser's letter, and supplements any prior or post-dated purchaser's letter specific to particular Securities, and this letter may only be revoked by a signed writing delivered to the original recipients hereof.

       10. The descriptions of Auction or Remarketing procedures set forth in each applicable Prospectus are incorporated by reference herein and in case of any conflict between this letter, any purchaser's letter specific to particular Securities and any such description, such description shall control.

       11. Any xerographic or other copy of this letter shall be deemed of equal effect as a signed original.

       12. Our agent member of The Depository Trust Company currently is

       13. Our personnel authorized to place orders with broker-dealers for the purposes set forth in the Prospectus in Auctions or Remarketings currently is/are , telephone number ( )

       14.        Our taxpayer identification number is

       15. In the case of each offer to purchase, purchase, offer to sell or sale by us of Securities not registered under the Securities Act of 1933, as amended (the "Act"), we represent and agree as follows:

                  (A) We understand and expressly acknowledge that the Securities have not been and will not be registered under the Act and, accordingly, that the Securities may not be reoffered, resold or otherwise pledged, hypothecated or transferred unless an applicable exemption from the registration requirements of the Act is available.

                  (B) We hereby confirm that any purchase of Securities made by us will be for our own account, or for the account of one or more parties for which we are acting as trustee or agent with complete investment discretion and with authority to bind such parties, and not with a view to any public resale or distribution thereof. We and each other party for which we are acting which will acquire Securities will be "accredited investors" within the meaning of Regulation D under the Act with respect to the Securities to be purchased by us or such party, as the case may be, will have previously invested in similar types of instruments and will be able and prepared to bear the economic risk of investing in and holding such Securities.

                  (C) We acknowledge that prior to purchasing any Securities we shall have received a Prospectus (or private placement memorandum) with respect thereto and acknowledge that we will have had access to such financial and other information, and have been afforded the opportunity to ask such questions of representatives of the Company and receive answers thereto, as we deem necessary in connection with our decision to purchase Securities.

                  (D) We recognize that the Company and broker-dealers will rely upon the truth and accuracy of the foregoing investment representations and agreements, and we agree that each of our purchases of Securities now or in the future shall be deemed to constitute our concurrence in all of the foregoing which shall be binding on us and each party for which we are acting as set forth in Subparagraph B above.


______________________________________
(Name of Purchaser)

By ___________________________________
Printed Name:
Title:
Dated:________________________________

Mailing Address of Purchaser

_______________________________
_______________________________
_______________________________






                                                                   EXHIBIT B


       SETTLEMENT PROCEDURES The following summary of Settlement Procedures sets forth the procedures expected to be followed in connection with the settlement of each Auction and will be incorporated by reference in the Auction Agent Agreement and each Broker-Dealer Agreement. Nothing contained in this Appendix constitutes a representation by the Trust that in each Auction each party referred to herein will actually perform the procedures described herein to be performed by such party. Capitalized terms used herein shall have the respective meanings specified in the glossary of this Prospectus or Appendix E to the Prospectus, as the case may be.

                  (a) On each Auction Date, the Auction Agent shall notify by telephone the Broker-Dealers that participated in the Auction held on such Auction Date and submitted an Order on behalf of any Existing Holder or Potential Holder of:

                      (i) the Applicable Rate fixed for the next succeeding Dividend Period;

                      (ii) whether Sufficient Clearing Bids existed for the determination of the Applicable Rate;

                      (iii) if such Broker-Dealer (a "Seller's
Broker-Dealer") submitted a Bid or Sell Order on behalf of an Existing Holder, the number of shares, if any, of Preferred Shares to be sold by such Existing Holder;

                      (iv) if such Broker-Dealer (a "Buyer's
Broker-Dealer") submitted a Bid on behalf of a Potential Holder, the number of shares, if any, of Preferred Shares to be purchased by such Potential Holder;

                      (v) if the aggregate number of Preferred Shares to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted a Bid or a Sell Order exceeds the aggregate number of Preferred Shares to be purchased by all potential Holders on whose behalf such Broker-Dealer submitted a Bid, the name or names of one or more Buyer's Broker-Dealers (and the name of the Agent Member, if any, of each such Buyer's Broker-Dealer) acting for one or more purchasers of such excess number of Preferred Shares and the number of such shares to be purchased from one or more Existing Holders on whose behalf such Broker-Dealer acted by one or more Potential Holders on whose behalf each of such Buyer's Broker-Dealers acted;

                      (vi) if the aggregate number of Preferred Shares to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted a Bid exceeds the aggregate number of Preferred Shares to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted a Bid or a Sell Order, the name or names of one or more Seller's Broker-Dealers (and the name of the Agent Member, if any, of each such Seller's Broker-Dealer) acting for one or more sellers of such excess number of Preferred Shares and the number of such shares to be sold to one or more Potential Holders on whose behalf such Broker-Dealer acted by one or more Existing Holders on whose behalf each of such Seller's Broker-Dealers acted; and

                      (vii) the Auction Date of the next succeeding Auction with respect to the Preferred Shares.

                  (b) On each Auction Date, each Broker-Dealer that submitted an Order on behalf of any Existing Holder or Potential Holder shall:

                      (i) in the case of a Broker-Dealer that is a Buyer's Broker- Dealer, instruct each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Potential Holder's Agent Member to pay to such Broker-Dealer (or its Agent Member) through the Securities Depository the amount necessary to purchase the number of Preferred Shares to be purchased pursuant to such Bid against receipt of such shares and advise such Potential Holder of the Applicable Rate for the next succeeding Dividend Period;

                      (ii) in the case of a Broker-Dealer that is a Seller's Broker- Dealer, instruct each Existing Holder on whose behalf such Broker-Dealer submitted a Sell Order that was accepted, in whole or in part, or a Bid that was accepted, in whole or in part, to instruct such Existing Holder's Agent Member to deliver to such Broker-Dealer (or its Agent Member) through the Securities Depository the number of Preferred Shares to be sold pursuant to such Order against payment therefor and advise any such Existing Holder that will continue to hold Preferred Shares of the Applicable Rate for the next succeeding Dividend Period;

                      (iii) advise each Existing Holder on whose behalf such Broker-Dealer submitted a Hold Order of the Applicable Rate for the next succeeding Dividend Period;

                      (iv) advise each Existing Holder on whose behalf such Broker-Dealer submitted an Order of the Auction Date for the next succeeding Auction; and

                      (v) advise each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, of the Auction Date for the next succeeding Auction.

                  (c) On the basis of the information provided to it pursuant to (a) above, each Broker-Dealer that submitted a Bid or a Sell Order on behalf of a Potential Holder or an Existing Holder shall, in such manner and at such time or times as in its sole discretion it may determine, allocated any funds received by it pursuant to (b)(i) above and any Preferred Shares received by it pursuant to (b)(ii) above among the Potential Holders, if any, on whose behalf such Broker-Dealer submitted Bids, the Existing Holders, if any, on whose behalf such Broker-Dealer submitted Bids that were accepted or Sell Orders, and any Broker-Dealer or Broker-Dealers identified to it by the Auction Agent pursuant to (a)(v) or
(a)(vi) above.

                  (d)  On each Auction Date:

                      (i) each Potential Holder and Existing Holder shall instruct its Agent Member as provided in (b)(i) or (ii) above, as the case may be;

                      (ii) each Seller's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to (A) pay through the Securities Depository to the Agent Member of the Existing Holder delivering shares to such Broker-Dealer pursuant to (b)(ii) above the amount necessary to purchase such shares against receipt of such shares, and (B) deliver such shares through the Securities Depository to a Buyer's Broker-Dealer (or its Agent Member) identified to such Seller's Broker-Dealer pursuant to (a)(v) above against payment therefor; and (iii) each Buyer's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to (A) pay through the Securities Depository to a Seller's Broker-Dealer (or its Agent Member) identified pursuant to (a)(vi) above the amount necessary to purchase the shares to be purchased pursuant to (b)(i) above against receipt of such shares, and (B) deliver such shares through the Securities Depository to the Agent Member of the purchaser thereof against payment therefor.

                  (e)  On the day after the Auction Date:

                      (i) each Bidder's Agent Member referred to in (d)(i) above shall instruct the Securities Depository to execute the transactions described under (b)(i) or (ii) above, and the Securities Depository shall execute such transactions;

                      (ii) each Seller's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (d)(ii) above, and the Securities Depository shall execute such transactions; and

                      (iii) each Buyer's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (d)(iii) above, and the Securities Depository shall execute such transactions.

                  (f) If an Existing Holder selling Preferred Shares in an Auction fails to deliver such shares (by authorized book-entry), a Broker-Dealer may deliver to the Potential Holder on behalf of which it submitted a Bid that was accepted a number of whole Preferred Shares that is less than the number of shares that otherwise was to be purchased by such Potential Holder. In such event, the number of Preferred Shares to be so delivered shall be determined solely by such Broker-Dealer. Delivery of such lesser number of shares shall constitute good delivery. Notwithstanding the foregoing terms of this paragraph (f), any delivery or non-delivery of shares which shall represent any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the provisions of the Auction Agent Agreement and the Broker-Dealer Agreements.





                                                                   EXHIBIT C


                           BANKERS TRUST COMPANY
                              AUCTION BID FORM

Submit To:

Bankers Trust Co.
4 Albany Street
New York, New York 10006
Attention:
Telephone (212) 250-6215
Facsimile (212) 250-6850

Issue: The BlackRock New York Insured Municipal 2008 Term Trust Inc. Series:
________________________

Auction Date:_____________________________
Auction Rate Securities

         The undersigned Broker-Dealer submits the following Order on behalf of the Bidder listed below:

Name of Bidder: ______________________

EXISTING HOLDER
Shares now held __________
HOLD _____________________
BID at rate of _____________________
SELL _____________________
POTENTIAL HOLDER # of shares bid _____________________
BID at rate of _____________________

Notes:
       (1) If submitting more than one Bid for one Bidder, use additional Auction Bid Forms.

       (2) If one or more Bids covering in the aggregate more than the number of outstanding shares held by any Existing Holder are submitted, such Bids shall be considered valid in the order of priority set forth in the Auction Procedures on the above issue.

       (3) A Hold or Sell may be placed only by an Existing Holder covering a number of shares not greater than the number of shares currently held.

       (4) Potential Holders may make only Bids, each of which must specify a rate. If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate specified.

       (5) Bids may contain no more than three figures to the right of the decimal point (.001 of 1%). Fractions will not accepted.


NAME OF BROKER-DEALER ___________________________

Authorized Signature ___________________________






                                                                  EXHIBIT D

(To be used only for transfers made other than pursuant to an Auction).

TRANSFER FORM Re: The BlackRock New York Insured Municipal 2008 Term Trust Inc. Series [F28] [F7] Preferred Shares (the "Preferred Shares")

We are (check one):

       |_| the Existing Holder named below;

       |_| the Broker-Dealer for such Existing Holder; or

       |_| the Agent Member for such Existing Holder.

We hereby notify you that such Existing Holder has transferred _____ shares of [Series F28] [Series F7] Preferred Shares to __________.


_________________________________
(Name of Existing Holder)

_________________________________
(Name of Broker-Dealer)

_________________________________
(Name of Agent Member)


By:______________________________
Printed Name:
Title:






                                                                  EXHIBIT E

(To be used only for failures to deliver Preferred Shares sold pursuant to an Auction)

                       NOTICE OF A FAILURE TO DELIVER

       Complete either I or II.

       I. We are a Broker-Dealer for _________________ (the "Purchaser"), which purchased _______ Series [F28][F7] Preferred Shares of The BlackRock New York Insured Municipal 2008 Term Trust Inc. in the Auction held on ___________ from the seller of such shares.

       II. We are a Broker-Dealer for _________________ (the "Seller"), which sold _______ Series [F28][F7] Preferred Shares of The BlackRock New York Insured Municipal 2008 Term Trust Inc. in the Auction held on ____________ to the Purchaser of such shares.

       We hereby notify you that (check one)

       |_| _____ the Seller failed to deliver such  shares to the Purchaser

       |_| _____ the Purchaser failed to make payment to the Seller upon delivery of such shares


Name:______________________________
(Name of Broker-Dealer)

By: _____________________________
Printed Name:
Title: